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Exhibit 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR THIRD QUARTER
OF FISCAL 2003

— Predictive Medicine Revenue Increases to $9.3 Million —
— Net Loss Reduced to $5.5 Million —

        Salt Lake City, May 6, 2003, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported consolidated financial results for the third quarter of fiscal 2003, ended March 31, 2003.

        For the third fiscal quarter, predictive medicine product revenue increased to $9.3 million from $7.3 million in the same quarter of the prior year, an increase of 28%. Third quarter predictive medicine product revenue also demonstrated strong sequential quarterly growth of 14%, or $1.2 million, over the second quarter of fiscal 2003. The increased revenue resulted from continued growth in demand for our predictive medicine products. Total revenue for the third quarter of 2003 grew to $16.1 million compared with $13.1 million for the same quarter in 2002. The Company ended the quarter in strong financial condition with $131 million in cash and investments.

        The net loss reported by the Company for its third quarter of fiscal year 2003 was $5.5 million ($0.20 basic and diluted loss per share), a 20% decrease compared with the $6.9 million ($0.27 basic and diluted loss per share) net loss for the second quarter of fiscal 2003. Compared with the third quarter last year, the net loss showed an increase from $3.5 million, or $0.15 per share. This year-to-year increase reflects the Company's commitment toward advancing its therapeutic product development programs. Myriad's therapeutic compound for the treatment of prostate cancer, Flurizan™ (R-flurbiprofen), is in late stage clinical testing. In addition, the Company has moved R-flurbiprofen into a Phase I clinical trial for the prevention and treatment of Alzheimer's disease. Further, Myriad is in final preparation for initiation of a 200-patient Phase II trial of the Alzheimer's disease drug in Europe and Canada. The Phase II trial is designed to demonstrate the efficacy of the drug in lowering Abeta42, a major component of amyloid plaques, and the prevention as well as the potential reversal of cognitive decline in Alzheimer's patients. Myriad also has a full pipeline of advanced pre-clinical compounds that it is moving towards human clinical testing in diseases such as cancer, viral infection and rheumatoid arthritis.

        Peter Meldrum, President and Chief Executive Officer for Myriad Genetics, Inc., commented, "Myriad's third quarter results demonstrate strong growth in its predictive medicine business despite what are challenging economic times for many life science businesses. This robust revenue growth also helped us reduce our net loss compared with last quarter. We are developing exciting new therapeutic compounds that address large markets, which have the potential to provide investors with substantial future upside, while currently enjoying the benefits of a growing revenue stream from marketed, genomics-based products."

        During the third quarter, Myriad completed the test marketing of the direct to consumer advertising for its BRACAnalysis® predictive medicine product for breast cancer and ovarian cancer. The ads were run in Denver and Atlanta, which represent approximately 3.2% of the United States population, over a five-month period ending in February 2003. The full impact of the campaign will be assessed over the coming six months, however, test volume for BRACAnalysis during the quarter ended March 31, 2003, increased as a result of the DTC campaign, with a 23% increase in growth in the test markets as compared with the growth in the control markets. A more extensive and detailed analysis focusing on return on investment to the Company will be performed over the summer to determine the applicability of the campaign to a broader regional or national audience.

Conference Call and Webcast

        A conference call with Company management will be held today, Tuesday, May 6, 2003 at 10:00am Eastern Time to discuss these results and recent events at the Company. Callers need to dial in between 9:45am and 10:00am, to (800) 540-0559. International callers dial 785-832-0201. An archived replay of the call will be available for 24 hours by dialing (888) 566-0195. International callers dial 402-351-0792. The conference call will also be audiocast over the Web at: www.myriad.com.

        Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the initiation of a 200-patient Phase II trial of the Alzheimer's disease drug in Europe and Canada, the advancement towards human clinical testing of Myriad's full pipeline of advanced pre-clinical compounds, the potential of new therapeutic compounds currently under development and the ability to address large markets, the potential for these new therapeutic compounds to provide investors with substantial future upside, a growing revenue stream from the Company's predictive medicine business and products, Myriad's plans to assess the full impact of its direct to consumer advertising campaign and to perform an extensive and detailed analysis focusing on return on investment. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. All information in this press release is as of May 6, 2003, and Myriad undertakes no duty to update this information unless required by law.

Financial Charts Follow

MYRIAD GENETICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	Mar. 31, 2003	Mar. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
	(in thousands, except per share amounts)
REVENUES:
Predictive medicine revenue	$9,314	$7,255	$25,329	$19,141
Research revenue	6,432	5,803	21,852	20,583
Related party research revenue	342	—	1,436	—

Total research revenue	6,774	5,803	23,288	20,583

Total revenues	16,088	13,058	48,617	39,724
COSTS AND EXPENSES:
Predictive medicine cost of revenue	3,361	2,848	9,277	7,685
Research and development expense	11,053	8,740	34,217	25,614
Selling, general and administrative expense	7,785	5,912	24,795	17,617

Total costs and expenses	22,199	17,500	68,289	50,916

Operating loss	(6,111)	(4,442)	(19,672)	(11,192)
Other income (expense):
Interest income	701	1,077	2,268	4,426
Other	1	(6)	35	—

Loss before taxes	(5,409)	(3,371)	(17,369)	(6,766)
Income taxes	125	125	375	375

Net loss	$(5,534)	$(3,496)	$(17,744)	$(7,141)

Basic and diluted loss per share	$(0.20)	$(0.15)	$(0.70)	$(0.30)

Basic and diluted weighted average shares outstanding	27,012	23,763	25,294	23,617

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) Mar. 31, 2003	Jun. 30, 2002
	(In thousands)
Cash, cash equivalents, and marketable investment securities	$130,555	$124,243
Receivables, net	22,071	7,453
Prepaid expenses	5,904	4,827
Equipment and leasehold improvements, net	18,286	15,433
Other assets	6,101	5,434

Total assets	$182,917	$157,390
Current liabilities	$8,995	$14,091
Deferred revenue	3,924	14,430
Stockholders' equity	169,998	128,869

Total liabilities and stockholders' equity	$182,917	$157,390

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MYRIAD GENETICS, INC. REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2003